As filed with the Securities and Exchange Commission on February 16, 2022

Registration Nos. 333-42273
333-63097
333-63095
333-50140
333-61090
333-151072
333-159389
333-168973
333-227115
33-25136
33-42980
33-54722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-42273
Form S-8 Registration Statement No. 333-63097
Form S-8 Registration Statement No. 333-63095
Form S-8 Registration Statement No. 333-50140
Form S-8 Registration Statement No. 333-61090
Form S-8 Registration Statement No. 333-151072
Form S-8 Registration Statement No. 333-159389
Form S-8 Registration Statement No. 333-168973
Form S-8 Registration Statement No. 333-227115
Form S-8 Registration Statement No. 33-25136
Form S-8 Registration Statement No. 33-42980
Form S-8 Registration Statement No. 33-54722

UNDER
THE SECURITIES ACT OF 1933

FIRST MIDWEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3161078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois	60631
(Address of Principal Executive Offices)	(Zip Code)

First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan
First Midwest Bancorp, Inc. Savings and Profit Sharing Plan
First Midwest Bancorp, Inc. Nonqualified Retirement Plan
First Midwest Bancorp, Inc. Non-Employee Directors’ Stock Option Plan
First Midwest Bancorp, Inc. Restated Non-Employee Directors’ 1997 Stock Option Plan
First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan
First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan
First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan
Amended and Restated First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan
(Full title of the plans)

Nicholas J. Chulos
Chief Legal Officer and Corporate Secretary
Old National Bancorp
One Main Street, Evansville, Indiana 47708
(800) 731-2265
(Name and address, and telephone number, including area code, of agent for service)

Copy to:
James J. Barresi, Esq.
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
(513) 361-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by First Midwest Bancorp, Inc. (the “Registrant” or “First Midwest”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of First Midwest common stock, par value $0.01 per share (the “Shares”), and all unsecured obligations of the Registrant to pay deferred compensation (“Deferred Compensation Obligations”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.
Registration Statement on Form S-8, File No. 333-42273, filed with the Securities and Exchange Commission (the “Commission”) on December 15, 1997, registering the offer and sale of 1,000,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan.

2.
Registration Statement on Form S-8, File No. 33-25136, filed with the Commission on October 26, 1988, registering the offer and sale of $6,000,000 of participation interests in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan issuable pursuant to the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan.

3.
Registration Statement on Form S-8, File No. 33-42980, filed with the Commission on September 26, 1991, registering the offer and sale of 877,500 Shares issuable pursuant to the First Midwest Bancorp, Inc., 1989 Omnibus Stock and Incentive Plan.

4.
Registration Statement on Form S-8, File No. 33-54722, filed with the Commission on November 20, 1992, registering the offer and sale of 470,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan.

5.
Registration Statement on Form S-8, File No. 333-63097, filed with the Commission on September 9, 1998, registering the offer and sale of 150,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. Nonqualified Retirement Plan.

6.
Registration Statement on Form S-8, File No. 333-63095, filed with the Commission on September 9, 1998, registering the offer and sale of 25,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. Non-Employee Directors’ Stock Option Plan.

7.
Registration Statement on Form S-8, File No. 333-50140, filed with the Commission on November 17, 2000, registering the offer and sale of 187,500 Shares issuable pursuant to the First Midwest Bancorp, Inc. Restated Non-Employee Directors’ 1997 Stock Option Plan.

8.
Registration Statement on Form S-8, File No. 333-61090, filed with the Commission on May 17, 2001, registering the offer and sale of 2,000,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan.

9.
Registration Statement on Form S-8, File No. 333-151072, filed with the Commission on May 21, 2008, registering the offer and sale of 200,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan.

10.
Registration Statement on Form S-8, File No. 333-159389, filed with the Commission on May 21, 2009, registering the offer and sale of 1,000,000 Shares issuable pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan.

11.
Registration Statement on Form S-8, File No. 333-168973, filed with the Commission on August 20, 2010, registering the offer and sale of 1,200,000 Shares issuable pursuant to the Amended and Restated First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan.

12.
Registration Statement on Form S-8, File No. 333-227115, filed with the Commission on August 30, 2018, registering the offer and sale of 4,691,562 Shares issuable pursuant to the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan.

On May 30, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Old National Bancorp (“ONB”), pursuant to which, on February 15, 2022, First Midwest and ONB merged, with ONB continuing as the surviving corporation (the “Merger”).

In connection with the Merger, First Midwest has terminated all offerings of First Midwest’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on February 16, 2022.

OLD NATIONAL BANCORP
as successor-in-interest to First Midwest Bancorp, Inc.

By:	/s/ Nicholas J. Chulos
Nicholas J. Chulos
Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.